Exhibit 99.1

Contact:
Michael W. Rogers	Robin L. DeCarlo
EVP and Chief Financial Officer	Director, Corporate Communications
(781) 861-8444	(781) 402-3405

INDEVUS ANNOUNCES AGREEMENT WITH TEVA

TO DEVELOP PAGOCLONE FOR THE TREATMENT OF STUTTERING

LEXINGTON, MA, September 26, 2008 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has signed a development, license and commercialization agreement with Teva Pharmaceutical Industries Ltd. for the exclusive, worldwide rights to pagoclone. Indevus previously announced promising data from its 8-week, placebo controlled, double-blind, multi-center Phase II trial in patients with persistent stuttering which showed that pagoclone produced a statistically significant benefit in multiple primary and secondary stuttering endpoints compared to placebo. Pagoclone is a novel member of the cyclopyrrolone class of compounds and acts as a gamma amino butyric acid (GABA) selective receptor modulator.

Under the terms of the Agreement, which is subject to applicable regulatory clearances and customary conditions, Indevus will conduct and Teva will reimburse Indevus for its expenses for a Phase IIb study. The placebo-controlled study will involve approximately 300 patients with stuttering in the U.S. treated for a period of six months and is expected to commence enrollment by Q1 2009.

Following the completion of a successful Phase IIb study, the Agreement provides for Indevus to participate on a 50/50 basis with Teva in the U.S., sharing development and marketing costs, and splitting future profits, in addition to receiving milestone payments. Under certain circumstances, either party may convert the Agreement from the 50/50 arrangement to a royalty structure where Teva will be responsible for all development and commercial costs in the U.S. and Indevus would receive royalties on net sales, in addition to milestones. In either case, if the arrangement continues, Teva will be responsible for the conduct of the Phase III program.

For territories outside of the U.S., Teva will be responsible for all future development and commercialization and Indevus will receive milestones and royalties on net sales.

Under the 50/50 participation, Indevus could receive up to $92.5 million (including the Phase IIb study expenses) in U.S. and European development milestones and R&D reimbursement. In the event of a conversion to the royalty structure, in addition to the $92.5 million of milestones and reimbursements, Indevus could receive up to $50.0 million in U.S. based sales threshold milestones.

“We are excited that we have partnered pagoclone with a leading pharmaceutical company with a focus on central nervous system conditions,” said Glenn L. Cooper, M.D., chief executive officer and chairman of Indevus. “There are currently no approved drugs anywhere in the world for patients with stuttering. Pagoclone has tremendous potential to become a highly significant commercial product, as well as to provide a ground-breaking therapy to the nearly three million Americans and millions of patients around the world who are afflicted with this condition. The deal we have negotiated with Teva allows us to conduct a definitive Phase IIb trial, funded by our partner. If the trial is positive, we believe that both companies will have a unique opportunity to commercialize the first pharmaceutical product for the millions of patients who stutter.”

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development, and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA(R) and SANCTURA XR(TM) for overactive bladder, VANTAS(R) for advanced prostate cancer, SUPPRELIN(R) LA for central precocious puberty, and DELATESTRYL(R) to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR(TM) for bladder cancer, NEBIDO(R) for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and the octreotide implant for acromegaly and carcinoid syndrome.

About Pagoclone

Pagoclone is a novel, non-benzodiazepine, selective GABA-A receptor agonist. In clinical studies in anxiety disorders, it has been shown to reduce the symptoms of panic disorder and generalized anxiety disorder without causing the sedation or withdrawal effects seen with benzodiazepine agents. Pagoclone trials have enrolled over 1,500 patients to date. In early 2005, Indevus was granted a new U.S. patent covering the use of pagoclone for the treatment of stuttering.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; need for additional funds and corporate partners, including for the development of our products; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.